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                                                                      EXHIBIT 99
                                                                      ----------

NEWS RELEASE
Release Dates:   Immediate
Contact:         Robert W. Gillison, Treasurer
                 (tel: 410-309-6468; e-mail: rgilliso@usfood.com)
Media Contact:   Bonna Walker, Vice President, Marketing
                 & Public Relations (tel: 410-312-7520)
Web Site:        http://www.usfoodservice.com/



              U.S. FOODSERVICE ANNOUNCES TWO-FOR-ONE STOCK SPLIT

     COLUMBIA, MD. (June 30, 1999) U.S. Foodservice (NYSE: UFS) today announced that its Board of Directors has declared a two-for-one stock split in the form of a stock dividend. The record date for the stock split will be July 20, 1999. Stockholders of record at the market close on that date will receive one additional share of U.S. Foodservice common stock for each share held. Distribution of the additional shares will take place on August 4, 1999.

     "We are extremely pleased to announce this two-for-one stock split," Jim Miller, U.S. Foodservice's Chairman of the Board, President and Chief Executive Officer, said. "We believe this action will help widen the distribution and enhance the marketability of U.S. Foodservice's common stock and bring the price per share of U.S. Foodservice's common stock and number of shares outstanding into a range which should generate increased interest from current and new shareholders."

     Headquartered in Columbia, Maryland, U.S. Foodservice is one of the nation's largest broadline foodservice distributors, distributing food and related products to restaurants and institutional foodservice establishments across the entire country. U.S. Foodservice markets and distributes more than 40,000 national, private label and signature brand items to over 130,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools, and employs over 12,000 foodservice professionals.

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